Exhibit 10.4

AMERICAN STEM CELL

11300 W. Olympic Blvd., Suite 800, Los Angeles, California 90064

August 21, 2005

A. Schwab & Associates Inc.

414 Viewcrest Road

Kelowna, B.C.

V1W 4J8

Dear Mr. Robinson,

RE:  Advisory Agreement

This letter sets out the general terms and conditions of our agreement respecting the corporate secretarial services to be provided by A. Schwab & Associates Inc. ("ASA") and Louis A. Schwab for American Stem Cell Corporation ("ASC").

ASC to retain the services of ASA and specifically Louis A. Schwab to act as its Corporate Secretary for all corporate matters under the following general terms:

a)

This agreement shall be effective commencing  August 1, 2005 for a term of 18 months.

b)

ASA shall be paid a monthly fee equal to the sum of US$2,500.00 including but not limited to no more than 100 hours per month, thereafter at a rate of US$50.00 per hour to a maximum of US$4,000.00 per month until such time as ASC completes its acquisition of Lifeline Cell Technologies, at which point the fee may be renegotiated as the parties may agree.

c)

All reasonable personal expenses incurred in the course of business on behalf of ASC.

d)

If required by the regulatory authorities, the parties agree to enter into a formal agreement respecting this transaction which formal agreement will contain all representations, warranties and conditions normally included in formal agreements respecting transactions of this nature and all parties will be responsible for their own costs, including legal costs associated with this transaction.

e)

The agreement may be extended at any time after 18 months by resolution of the Board of Director's of ASC and ASA and or Louis A. Schwab.

f)

The allocation of finder's fee warrants and employee incentive stock options may from time to time be negotiated as success fees against future achievement milestones, including but not limited to: the completion of new business acquisitions; financing for working capital requirements; and the receipt of first revenues.

If these terms are acceptable, please indicate your agreement by signing below.  Upon receipt of  an executed copy of this agreement, we will prepare resolutions for Board approval and ratification.

We look forward to a long and rewarding relationship.

Yours truly,

Kenneth F. Swaisland

President and CEO

AGREED AND ACCEPTED:

_________________________

Gordon Robinson, President

A. Schwab & Associates Inc.

_________________________

Date